Exhibit 10.6

LOGISTICS SERVICE AGREEMENT

This LOGISTICS SERVICE AGREEMENT (this “Agreement”) is entered into as of January 12, 2024 (the “Effective Date”), by and between TRANSATLANTIC CEMENT CARRIERS INC., a corporation organized under the laws of Panama (“TACC”), and ARGOS USA LLC, a Delaware limited liability company (“Argos USA”), and together with TACC, referred to as the “Parties”.

WHEREAS, on September 7, 2023, Argos North America Corp., Cementos Argos S.A., Argos SEM LLC, Valle Cement Investments, Inc. and Summit Materials, Inc. entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which Argos SEM LLC and Valle Cement Investments, Inc. agreed to sell, and Summit Materials, Inc. agreed to purchase, all of the issued and outstanding equity securities of Argos North America Corp. (the “Transaction”);

WHEREAS, Argos USA has entered into a Cement Supply Agreement, dated as of the Effective Date (the “Cement Supply Agreement”), with Zona Franca Argos S.A.S. (“Zona Franca”) for the purchase and supply of cement in bulk on a FOB basis from Zona Franca’s cement plant facility located in Cartagena, Colombia;

WHEREAS, Argos USA wishes to delegate to TACC the hiring of a pneumatic vessel and open hatch/conventional vessels to transport the cement purchased from Zona Franca under the Cement Supply Agreement (the “Product”) to the terminals designated by Argos USA in the United States of America; and

WHEREAS, TACC, acting as an international maritime transportation provider that charters vessels from owners in the market and arranges for the shipping of products, has entered into and wishes to negotiate other charter agreements, that shall be either voyage charter agreements, time charter agreements or contracts of affreightments, according to the requirements of Argos USA and as stated herein, with owners in the market for the benefit of Argos USA in order to transport the Product to terminals designated by Argos USA (the “Charter Agreements”).

NOW, THEREFORE, and in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree to the following terms and conditions:

Article I
Scope of the Agreement, Term, and Quantity

Section 1.01   Scope of the Agreement.

(a)   TACC hereby agrees to negotiate, and has previously entered into, Charter Agreements with international vessel owners in the shipping market to ship the Product for the benefit of Argos USA (each a “Charter”). TACC shall solicit quotes from prospective counterparties for review and approval by Argos USA. Except with respect to Charters entered into for the [***], Argos USA shall (i) directly enter into each Charter with the applicable vessel owner, with TACC listed therein as the applicable agent and (ii) execute the confirmation letter in the form of Exhibit A to this Agreement with respect to each Charter (each a “Confirmation Letter”).

(b)   For the Product to be delivered to pneumatic port terminals in the United States, TACC has, prior to the Effective Date, hired the [***], and Argos USA shall be subject to the cost and terms of such delivery from the Effective Date in accordance with the applicable Charter as passed through to Argos USA pursuant to the terms and conditions of this Agreement. Such vessel shall be used exclusively to deliver the Product to Argos USA pursuant to this Agreement except as otherwise agreed by the Parties in writing. TACC shall use commercially reasonable efforts to negotiate in good faith for an option to extend the term of the Charter for the [***] until December 31, 2028.

(c)   In the event that the [***] experiences an operational failure for an extended period of time (to be agreed by the Parties in good faith), TACC shall use commercially reasonable efforts to provide a substitution vessel within a reasonable period of time (to be agreed by the Parties in good faith). Argos USA and TACC shall each be liable for fifty percent (50%) of all additional costs and expenses or shall share fifty percent (50%) of any savings, as applicable, resulting from the substitution of the pneumatic vessel.

(d)   In the event that TACC is not able to provide a substitute pneumatic vessel, as described in Section 1.01(c), due to unavailability of replacement vessels for an extended period of time (to be agreed by the Parties in good faith), Argos USA will use reasonable efforts to arrange for the shipment of the Product to open hold vessel destinations. If no open hold vessel destinations are available, then Argos USA shall promptly notify Zona Franca.

Section 1.02   Term.

(a)  This Agreement shall commence on the Effective Date (i.e. the Closing Date of the Transaction as defined in the Transaction Agreement) and shall remain in full force and effect until December 31, 2028 (the “Initial Term”), provided, that upon termination of the Cement Supply Agreement, this Agreement shall automatically terminate. In the event that Argos USA and Zona Franca start negotiations to renew the Cement Supply Agreement, the Parties will cooperate and negotiate in good faith the terms for renewal of this Agreement. This Agreement may also be terminated pursuant to the terms and conditions of Section 5.10(a) or at any time upon mutual written agreement of the Parties.

(b)  In the event of termination of the Agreement prior to December 31, 2028, Argos USA shall be liable for all outstanding payments due pursuant to the Charters; provided that TACC may, in its sole discretion, assign the Charters to third parties, in which case Argos USA shall only be liable for payment of the difference between the price agreed in the original Charters and the price paid by any third party under such Charters. The terms and conditions of this Agreement are subject to the terms and conditions of the Restrictive Covenant Agreement, dated January 12, 2024, by and between Grupo Argos S.A., Cementos Argos S.A. and Summit Materials, Inc.

(c)  For the purposes of this Agreement, “Contract Year” shall mean each period during the term of the Agreement between (and including) January 1 and December 31 of each calendar year; provided that the first Contract Year shall be from the Effective Date through December 31 of the same calendar year as the Effective Date.

Section 1.03   Quantity.

(a)  The total quantity of the Product to be shipped over the term of this Agreement shall be the quantity determined in accordance with the Cement Supply Agreement. The Parties acknowledge and agree that such quantity shall be delivered in accordance with the Cement Supply Agreement, at such times and in such amounts as determined pursuant to the terms and conditions of the Cement Supply Agreement and as notified in writing by Argos USA to TACC.

(b)  For each Contract Year, the minimum volume to be shipped shall be as set forth in the Cement Supply Agreement.

Article II
Agreement Freight and Payment

Section 2.01   Agreement Freight. Each Confirmation Letter signed by Argos USA with respect to the Product shipped pursuant to a Charter shall include (a) the price of the freight, (b) the other information specified in Exhibit A hereto and (c) the address commission for TACC’s chartering services. Such address commission shall be US$[***] per metric ton of the Product to be shipped. The Parties further agree that the delivery of the Product to pneumatic port terminals within the United States shall be performed by [***] for the Initial Term and shall not be subject to an address commission, provided that Argos USA shall assume the actual costs of such delivery on a pass-through basis.

Section 2.02   Payment Terms.

(a)  Payment for the shipment of the Product to be shipped by [***] will be made according to the terms agreed between TACC and the vessel owner of the [***] against TACC’s presentation of an invoice to Argos USA, by wire transfer to the bank account set out in Section 2.02(c) in the name of TACC.

(b)  Payment for the address commission of the Product to be shipped by vessels (other than the [***]) will be made against TACC’s presentation of an invoice to Argos USA, by wire transfer of immediately available funds by Argos USA to the bank account described in Section 2.02(c) in the name of TACC. Payment for the shipment of the Product to be shipped by such vessels will be made directly to the applicable vessel owner as set out in the relevant Charter.

(c)  Payments to TACC shall be made to the following bank account:

BANK: [***]
ABA NO.: [***]

CHIPS PART: [***]
SWIFT CODE: [***]
BENEFICIARY: [***]
ACCOUNT NO.: [***]

Section 2.03   Maritime Freights and Routes.

(a)   Argos USA shall assume any variation in cost, whether positive or negative, due to changes in the shipping route, ports of destination or a combination of ports of destination not contemplated by this Agreement or the Cement Supply Agreement and that are attributable to Argos USA.

(b)   Any variation in the actual fuel costs of the maritime freight shall be borne by Argos USA, whether it is a positive or a negative variation.

Section 2.04   Invoices(a). TACC will invoice Argos USA in U.S. dollars as of the last day of each calendar month for any charges payable by Argos USA to TACC in accordance with Section 2.01 and Section 2.02 during such month (which shall be inclusive of any taxes). TACC shall deliver or cause to be delivered to Argos USA each such invoice within five (5) calendar days following the last day of the calendar month to which such invoice relates. Argos USA shall pay each such invoice received by electronic funds transfer within thirty (30) calendar days of the date on which such invoice was received.

Section 2.05   Failure to Pay.

(a)   Any undisputed amount payable pursuant to Section 2.04 that is not paid within ninety (90) calendar days after receipt of an invoice therefor shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate (as defined below) from the due date of such amount to the date such amount is paid.

(b)   “Applicable Rate” shall mean the Prime Rate (as defined below) plus one and one half percent (1.5%) per annum or if such rate is higher than the maximum rate that can be charged in commercial transactions as determined by the Superintendencia Financiera de Colombia, such maximum rate.

(c)   “Prime Rate” shall mean the rate per annum publicly announced by J.P. Morgan Chase Bank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

Article III
Representations and Warranties; Remedies

Section 3.01   Representations and Warranties. Each Party represents and warrants that:

(a)   Due Authorization. It has all required power and authority to execute, deliver and perform its obligations under this Agreement, and no other proceedings are necessary for the execution and delivery of this Agreement or the performance of its obligations contemplated hereby;

(b)   Due Incorporation. It is a company duly established or incorporated and organized under the laws of its establishment or incorporation jurisdiction;

(c)   Consents. It requires no authorization, consent, approval, waiver, license, qualification or exemption from, nor any filing, declaration, qualification or registration with any court, government agency or regulatory authority in connection with, its execution, delivery or performance of this Agreement; and

(d)   Due Execution and Enforceability. Each Party has duly executed and delivered this Agreement and this Agreement with its exhibits constitutes its legal, valid and binding obligation, fully enforceable in accordance with its terms.

Section 3.02   Limitation on remedies. Argos USA shall be entitled to request that TACC pursue any remedy recoverable by TACC under any Charter, and, if requested by Argos USA, TACC shall exercise commercially reasonable efforts to pursue all such available remedies for the benefit of Argos USA under any such Charter (it being understood that Argos USA shall not be entitled to request that TACC initiate any action or claim for any remedy not recoverable by TACC under any Charter). Notwithstanding the foregoing, either Party may initiate any action or claim against the other Party under this Agreement to the extent caused by such Party’s breach of this Agreement, gross negligence, bad faith or willful misconduct.

Article IV

Indemnification

Section 4.01   Indemnification.

(a)   Argos USA shall indemnify, defend and hold harmless TACC, its affiliates, and its and their respective directors, officers, employees and agents (the “TACC Indemnified Parties”) from and against any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, costs and expenses (including the reasonable costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’ accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding consequential, indirect and/or punitive damages (collectively, “Losses”) incurred in connection with any and all suits, investigations, claims or demands of third parties (collectively, “Third Party Claims”) arising from, relating to, or occurring as a result of: (i) any breach by Argos USA of this Agreement; (ii) the provision hereunder by or on behalf of TACC of TACC’s services under the Agreement or (iii) any gross negligence, willful misconduct or failure to comply with applicable law on the part of Argos USA and/or any of its affiliates or any of their respective personnel in connection with their performance of this Agreement; except for those Losses for which TACC has an obligation to indemnify any Argos USA Indemnified Party pursuant to Section 4.01(b).

(b)   TACC shall indemnify, defend and hold harmless Argos USA, its affiliates, and its and their respective directors, officers, employees and agents (“Argos USA Indemnified Parties”) from and against all Losses as a result of any Third Party Claim arising out of, relating to, or occurring as a result of: (i) any breach by TACC of this Agreement; or (ii) any gross negligence, willful misconduct or failure to comply with applicable law on the part of TACC and/or any of its affiliates or any of their respective personnel in connection with their performance of this Agreement; except for those Losses for which Argos USA has an obligation to indemnify any TACC Indemnified Parties pursuant to Section 4.01(a).

Article V
Miscellaneous

Section 5.01   Force Majeure. The applicable force majeure clause of each Charter at any time outstanding shall be incorporated herein mutatis mutandis with respect to each Party’s performance under this Agreement related thereto.

Section 5.02   Entire Agreement. This Agreement with all its exhibits, together with the Cement Supply Agreement, represents the entire agreement between the Parties relating to the subject matter hereof and may be amended or varied only in writing by duly authorized representatives of both Parties.

Section 5.03   Severability. Should any provision of this Agreement be held to be invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

Section 5.04   Notices.

(a)  All notices permitted or required under this Agreement shall be in writing and shall be by personal delivery, a recognized overnight courier service or certified or registered mail, return receipt requested, or by e-mail. Notices shall be deemed given upon earlier of actual receipt or one (1) calendar day after deposit with the courier service or receipt by sender of confirmation of electronic transmission. Notices shall be sent to the addresses listed below, or to such other address as either Party may specify in writing.

(b)  Notices shall be addressed to the respective Parties at the following addresses:

If to Argos USA, to:	Argos USA LLC
	Attention:	[***]
	Address:	[***]
	E-mail:	[***]

If to TACC, to:	Transatlantic Cement Carriers Inc.
	Attention:	[***]
	E-mail:	[***]

Section 5.05   Survival. The following provisions shall survive the termination or expiration of this Agreement pursuant to Section 1.02: Section 1.02(b), Article II (with respect to payment obligations arising prior to the termination or expiration of this Agreement), Section 3.02, Article IV, Article V (except with respect to Section 5.10) and Article VI.

Section 5.06   Applicable Law. This Agreement shall be governed by and interpreted according to laws of the State of Delaware, United States of America, notwithstanding the residence or principal place of business of either Party, the place where this Agreement may be executed by either Party or the provisions of any jurisdiction’s conflict-of-laws principles, provided, however, that each Charter shall be governed by the governing law set forth in such Charter.

Section 5.07   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.08   Confidentiality. This Agreement and the terms of each Charter entered into hereunder shall be strictly confidential. TACC and Argos USA will maintain confidential, and will cause their respective directors, officers, employees and affiliates to maintain confidential, all terms and conditions of this Agreement as well as any other confidential information exchanged between the Parties hereunder. In the case that any such confidential information is required to be delivered to a competent authority according to applicable laws and regulations, the Party who has been required to deliver such information to a competent authority shall promptly inform the other Party, in order for the other Party to cooperate in connection therewith and so that such other Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy. If such information is required to be delivered to a competent authority, the applicable Party shall deliver only that portion of the confidential information which is legally required to be delivered. Notwithstanding the foregoing, either Party may disclose the terms and conditions of this Agreement in connection with a public filing made by such Party that is required to be made by applicable law; provided that, such Party shall (a) only be permitted to disclose the terms and conditions of this Agreement to the extent required by such applicable law and (b) redact or otherwise omit any commercially-sensitive terms in connection with such disclosure.

Section 5.09   Assignment. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion; provided that (a) TACC may assign any and all of its rights or obligations under this Agreement to any of Cementos Argos S.A.’s wholly-owned subsidiaries and (b) Argos USA may assign any and all of its rights or obligations under this Agreement (i) to any of Argos USA’s wholly-owned subsidiaries or Argos North America Corp.’s wholly-owned subsidiaries or (ii) in connection with the transfer or sale of all or substantially all of the business of Argos

USA to which this Agreement relates to a third party (whether by merger, sale of stock, sale of assets or otherwise). No assignment under Section 5.09(a) or Section 5.09(b)(i) of this Agreement by either Party shall relieve such Party of any of its obligations hereunder. Any attempted assignment of this Agreement in contravention of this Section 5.09 shall be null and void ab initio.

Section 5.10   AML/CFT SCMS.

(a)   Either Party may unilaterally and immediately terminate this Agreement, in the event that the other Party is: (i) included in asset laundering and terrorism financing control lists managed by any national or foreign authority, such as the list of the OFAC - Office of Foreign Assets Control issued by the United States Department of the Treasury, the lists of the United Nations Organization, as well as any other public list related with asset laundering and terrorism financing, or (ii) prosecuted by the competent authorities in any type of legal process related with the commission of the aforesaid crimes. Each Party hereby irrevocably authorizes the other Party to request information in such lists and/or similar lists. TACC shall have no right to receive any payment under this Agreement if any of the conditions set forth in (i) or (ii) are met.

(b)   Each Party represents and warrants to the other Party that: (i) the resources, funds, assets or goods related to its business have been legally obtained and are not connected to money laundering or any of its related crimes, and (ii) the resources, funds, assets or goods related to its business shall not be used to finance terrorism or any other criminal activities pursuant to the laws of its jurisdiction or incorporation or the places where it conducts its business. Each Party further agrees to comply with the requirements of the Anti-Money Laundering and Combating the Financing of Terrorism Self-Control and Management System - AML/CFT SCMS policy defined by Cementos Argos S.A., an affiliate of TACC, which requires the delivery of applicable supporting documents and annual updates of its information.

Section 5.11   Relationship of Parties. Except as expressly provided in Section 1.01, (a) nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, and (b) it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 5.12   Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 5.13   Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 5.14   Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 5.15   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.15.

Section 5.16   Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Article VI
Dispute Resolution

Section 6.01   Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (individually and collectively, a “Dispute”), the Parties will utilize the dispute resolution processes set forth below to resolve any dispute, claim or controversy which the parties have not been able to resolve to their mutual satisfaction in the ordinary course of business.

In the event the parties are unable to resolve a Dispute in the ordinary course of business, either Party (the “Complaining Party”) may initiate the dispute resolution process by delivering written notice to a designated representative of the other Party (the “Receiving Party”). Within ten (10) business days after delivery of notice, the Receiving Party will submit to the Complaining Party a written response. Within five (5) business days after delivery of a response, the designated representatives will meet and confer at a mutually acceptable time, and thereafter as often as they deem reasonably necessary, in an effort to resolve the Dispute through good faith negotiation.

Section 6.02   Jurisdiction and Service of Process.

(a)  If a Dispute has not been resolved to the mutual satisfaction of both Parties within twenty (20) business days following the Complaining Party’s delivery of the original notice, or if the Parties’ respective designated representatives fail to meet and confer about the Dispute within fifteen (15) calendar days after delivery of the response (or such later date as the parties may agree in writing), such Dispute will be subject to exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware).

(b)  Process in any such action may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 5.04 shall be deemed effective service of process on such Party.

Section 6.03   Disputes under a Charter . Notwithstanding anything in this Article VI to the contrary, disputes arising out of a Charter shall be resolved in accordance with the procedures set forth in such Charter.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representatives (being duly authorized) as of the Effective Date.

Argos USA LLC		Transatlantic Cement Carriers Inc.

By	/s/ Felipe Aristizabal	By	/s/ Gabriel Ballestas
Name:	Felipe Aristizabal	Name:	Gabriel Ballestas
Title:	Vice President	Title:	President and Treasurer

[Signature Page to Logistics Service Agreement (Cartagena)]